Exhibit 10.3

Execution Version

CONSTRUCTION, OPERATION AND MANAGEMENT AGREEMENT

i

ARTICLE 8 TERMINATION		15

8.1	Term	15
8.2	Termination	15
8.3	General Obligations	16
8.4	Indemnification Upon Removal for Certain Claims	16
8.5	Survival of Obligations	16

ARTICLE 9 ACCESS TO FACILITIES		17

ARTICLE 10 PAST DUE AMOUNTS		17

ARTICLE 11 OPERATOR’S REPRESENTATIONS		17

11.1	Organization	17
11.2	Authorization and Enforceability	17
11.3	No Violation of Law or Agreements	18
11.4	Consents	18
11.5	No Pending Litigation or Proceedings	18

ARTICLE 12 OWNER’S REPRESENTATIONS		18

12.1	Organization	18
12.2	Authorization and Enforceability	18
12.3	No Violation of Laws or Agreements	19
12.4	No Pending Litigation or Proceedings	19

ARTICLE 13 INDEMNIFICATION		19

13.1	By Operator	19
13.2	By Owner	19
13.3	Release	20
13.4	Procedures Relating to Indemnification	20

ARTICLE 14 INSURANCE COVERAGE		21
14.1	Insurance	21

ARTICLE 15		23

FORCE MAJEURE		23

15.1	Force Majeure	23
15.2	Operator Obligations	23

ARTICLE 16 NOTICES		24

16.1	Notices	24
16.2	Communications	24

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ARTICLE 17 DISPUTE RESOLUTION		25

17.1	Disputes	25
17.2	Negotiation to Resolve Disputes	25
17.3	Litigation	25
17.4	WAIVER OF CONSEQUENTIAL DAMAGES	25

ARTICLE 18 MISCELLANEOUS		25

18.1	Governing Law	25
18.2	Severability	25
18.3	Counterparts	26
18.4	Headings	26
18.5	Exhibits and Schedules	26
18.6	Amendment, Other Agreements	26
18.7	Successors and Assigns	26
18.8	Waiver	26
18.9	Third Parties	26
18.10	Further Assurances	26

iii

CONSTRUCTION, OPERATION AND MANAGEMENT AGREEMENT

THIS CONSTRUCTION, OPERATION AND MANAGEMENT AGREEMENT is dated August 28, 2026, and effective as of September 1, 2026 (the “Effective Date”), by and between FLORIDA ENERGY PATHWAY, LLC, a Delaware limited liability company (“Owner”), and PENINSULA PIPELINE COMPANY, INC., a Delaware limited liability company (“Operator”). Owner and Operator are sometimes referred to herein separately as “Party” or collectively as the “Parties.”

RECITALS

Owner is owner of, and is in the process of developing, the Facilities and desires to engage Operator to perform certain tasks related to the development, construction, marketing and operation of the Facilities. Capitalized terms in this Agreement shall have the meanings set forth or referred to in Attachment 1 and the rules of interpretation set forth in Attachment 1 shall apply to this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Owner and Operator agree as follows:

ARTICLE 1

RELATIONSHIP OF THE PARTIES

1.1 Engagement of Operator. Upon and subject to the terms and conditions of this Agreement, Owner engages Operator to perform the services described on Exhibit A (the “Services). Operator accepts such engagement and agrees to perform the Services in accordance with the terms and conditions set forth in this Agreement.

1.2 Title, Documents and Data.

(a) Title to all materials, equipment, supplies, consumables, spare parts and other items purchased or obtained by Operator for or on behalf of the Facilities or Owner shall pass immediately to and vest in Owner free and clear of all liens or encumbrances (other than liens and security interests securing any unpaid portion of the purchase price for the same) upon the earlier of payment for or delivery to Owner of such materials, equipment, supplies, consumables, spare parts and other items and in any event no later than passage of title from the vendor or supplier thereof.

(b) Owner Work Product. All reports, manuals, data, drawings, plans, specifications, records and other materials specifically prepared by Operator for Owner in connection with the performance of the Services during the Term and paid for by Owner (the “Owner Work Product”) shall be owned by Owner.

(c) Operator Background Materials. Notwithstanding the foregoing, Operator shall retain all right, title and interest in and to (i) materials, data, documents, methodologies, procedures, software, templates, manuals, models, know-how, and intellectual property developed or owned by Operator or its Affiliates prior to the Effective Date, and (ii) any materials developed during the Term that are of general application and not uniquely specific to the Facilities (collectively, “Operator Background Materials”).

(d) License to Owner. Operator hereby grants to Owner a perpetual, non-exclusive, royalty-free license to use the Operator Background Materials solely as incorporated into or necessary to use the Owner Work Product for the ownership, operation, maintenance, financing, sale, or transfer of the Facilities.

(e) License to Operator; Retention Rights. Operator shall have the right to retain copies of and to use the Owner Work Product and Operator Background Materials to the extent reasonably necessary for (i) performance of the Services, (ii) compliance with applicable Law, regulatory requirements, or Operator’s tariffs, (iii) audits, dispute resolution, indemnification, or defense of claims, and (iv) Operator’s internal record-keeping and document retention policies.

(f) Delivery Upon Termination. Upon termination of this Agreement, Operator shall provide Owner with copies of the Owner Work Product in Operator’s possession or control; provided that Operator shall not be required to deliver or transfer ownership of Operator Background Materials except as licensed pursuant to this Section 1.2.

1.3 Relationship of the Parties. Operator shall perform and execute the provisions of this Agreement as an independent contractor. None of Operator or its Affiliates or their respective subcontractors or agents or any employee of any such Person shall be deemed to be employees of Owner. This Agreement shall not constitute or create any joint venture, partnership or other fiduciary relationship or any fiduciary duty or obligation, nor shall Operator be deemed by this Agreement to be acting as a Member or manager of Owner. Notwithstanding the foregoing, Operator is hereby appointed as Owner’s agent solely for the limited purposes expressly set forth in this Agreement, including executing contracts, permits, filings, and other documents, incurring Costs, and taking actions on behalf of Owner to the extent authorized under Articles 2 and 3 and Exhibit A. Operator shall have no authority to bind Owner except as expressly authorized herein. Neither Party shall have any authority to make representations, warranties, or commitments on behalf of the other Party outside the scope of authority expressly granted by this Agreement, and no implied agency shall be created by the performance of the Services.

1.4 Subcontractors. Operator may engage subcontractors for the performance of portions of the Services as determined by Operator. Operator shall have no liability to Owner for the performance or non-performance of third-parties engaged by Operator to perform work or services; however the foregoing shall not affect Operator’s liability for its failure to adhere to Prudent Practices or to avoid Prohibited Conduct, in each case, in connection with Operator’s engagement of subcontractors.

ARTICLE 2

DELEGATION

Subject to Sections 3.2 and 4.2, Owner grants, during the term of this Agreement and to the full extent permitted by applicable Law, full authority to Operator to do on behalf of Owner all things which are necessary and proper to carry out the duties and responsibilities of Operator under this Agreement, including the authority to execute for and on behalf of Owner such agreements, permits and other documents, and to take such actions as may be necessary or appropriate in Operator’s reasonable judgment, for the performance of the Services so long as such activities, agreements, permits and other documents may be lawfully carried out or performed by Owner, and provided that in no event shall Operator’s authority hereunder be greater than or extend beyond the authority of Owner, as such authority may be limited by any covenant or other restriction contained in any agreement, permit or other document or pursuant to applicable Law. Operator may delegate the authority granted by Owner to Operator pursuant to this Article 2 to its Affiliates or employees that are necessary or appropriate for the performance of the Services. If any of the Services are delegated to or performed by an Affiliate of Operator or an employee of Operator or an employee of an Affiliate of Operator, performance of such Service in accordance with the standards of this Agreement shall satisfy Operator’s obligation in full with respect to such Service. Operator shall provide written notice to Owner and the applicable pipeline(s) of the date on which the Facilities are placed into commercial service under the applicable tariff (the “In-Service Date”). Such notice shall be delivered within five (5) Business Days after the occurrence of the In-Service Date. For avoidance of doubt, the In-Service Date shall be the date on which service first commences under the applicable tariff following satisfaction of all conditions precedent to such service, and not any earlier date of mechanical completion, testing, or energization.

ARTICLE 3

BUDGETS, SCHEDULES, AUDITS AND ACCOUNTING PROCEDURES

3.1 Budgets.

(a) As of the Effective Date, Operator and Owner have agreed on an Initial Operating Budget (as defined in the Owner LLC Agreement). For budgets subsequent to the Initial Operating Budget, Operator shall prepare and deliver to Owner for its approval, on an annual basis (or more frequently if directed by Owner), separate capital expenditure and operating expense budgets reflecting the estimated costs to be incurred for the performance of the Services (including the costs of goods and services to be supplied by third party vendors and suppliers) by Operator during the ensuing 12 Month period. Such budgets shall at a minimum be presented with both itemized accounting categories and cost allocations for projects and be prepared in sufficient detail to satisfy the reasonable requirements of Owner and the requirements of any Lenders. If requested by Owner, Operator shall also prepare and deliver to Owner an explanation of any specific expenditure. For informational purposes only, Operator shall provide to Owner, at the same time as each proposed annual budget, 3-year projections, on an annual basis, of operating and capital budgets for the Facilities. The Construction Budget includes the PPC Construction Fee for the applicable budget period together with reasonable supporting detail regarding the assumptions used in calculating such fee.

(b) Owner acknowledges that the assumptions, inputs, and projections reflected in any proposed budget or projection may be affected by (and actual Costs may vary due to) matters outside Operator’s control, including Force Majeure, Emergencies, changes in Law, requirements of Governmental Authorities, pipeline interconnect and operating requirements, vendor and contractor performance, and market conditions. Except as explicitly set forth in this Agreement, nothing in this Section 3.1 (or Owner’s review, comment, or approval of any budget or projection) shall: (i) expand Operator’s standard of care beyond that expressly set forth in this Agreement; (ii) be construed to make Operator a guarantor of Costs, schedules, or outcomes; or (iii) limit Operator’s authority (or obligation) to take actions consistent with Prudent Practices and applicable Law to address safety, integrity, compliance, or Emergency conditions, subject in each case to the approval and variance mechanics set forth in Section 3.2 and Section 5.2, as applicable. For the avoidance of doubt, nothing in this Section 3.1(b) shall limit Owner’s consent over any budget as specified herein.

(c) The Construction Budget includes a reasonable contingency line item, to be a percentage of the construction budget to be agreed upon between the Parties prior to execution of the Approved Budget, to address ordinary course variability, pricing fluctuations, and other foreseeable uncertainties consistent with Prudent Practices. Amounts expended from such contingency in accordance with an Approved Budget shall be treated as authorized Costs under this Agreement and shall not, by themselves, trigger a budget variance under Section 3.2(a).

3.2 Approval of Budgets and Project Schedule.

(a) Subject to Section 4.2, the approval by Owner of a budget prepared in accordance with Section 3.1 (each such budget approved by Owner being an “Approved Budget”) shall constitute authorization for Operator to incur the costs, expenses and expenditures (for purposes of this Section 3.2(a) collectively referred to as “Costs”) set forth in such Approved Budget and, subject to Owner’s approval as provided in this Section 3.2(a), to incur Costs up to 5% in excess of the amount set forth for any line item in such Approved Budget. If at any time Operator determines that any line item of the Approved Budget individually exceeds or will exceed for any quarter the amount provided for in the Approved Budget or that Approved Budget in the aggregate exceeds or will exceed for any quarter the amount provided in the Approved Budget, Operator shall promptly provide Owner written notice of the amount of any such actual or expected excess. Operator shall use commercially reasonable efforts, consistent with Prudent Practices and applicable Law, in consultation with Owner, to identify reasonable measures to mitigate the impact of such variance; provided, however, that Operator shall not be required to take actions that would (i) compromise safety, integrity, or regulatory compliance, (ii) violate any Project Agreement, tariff, or applicable Law, or (iii) materially increase Operator’s risk or liability beyond the provisions set forth in this Agreement, except to the extent such actions are required to comply with applicable Law, tariff requirements, or directives of a Governmental Authority. Within 5 Days of any such notice, Operator shall submit to Owner a corrective action plan to mitigate the impact of the applicable cost overrun and, subject to Owner approval, implement the plan with any changes approved by Owner. Operator shall also notify Owner as soon as practicable should it become aware of any events or conditions likely to result in material deviations or discrepancies from the projections contained in the Approved Budget, Within 5 Days of any such notice, Operator shall submit to Owner a corrective action plan to mitigate the impact of any such potential discrepancies or deviations from the Approved Budget and, subject to Owner approval, implement the plan with any changes approved by Owner. Owner approval of any corrective action plan, or any modification thereof, shall not be deemed to transfer operational responsibility to Owner or to relieve Operator of, or expand, the standard of care applicable to Operator under this Agreement. Subject to Section 4.2, the right of Operator to incur Costs set out in an Approved Budget or otherwise approved pursuant to this Section 3.2(a), shall include the right to bind Owner to obligations under which such Costs are or will be incurred. Except as expressly provided in this Agreement, Operator shall not incur Costs that are materially inconsistent with an Approved Budget without Owner approval; provided, however, that Operator may incur Costs in excess of or outside an Approved Budget to the extent reasonably necessary to address Emergencies, comply with applicable Law, tariff requirements, or Governmental Authority directives, or to perform the Services in accordance with Prudent Practices and the requirements set forth in this Agreement. Without limiting the foregoing provisions of this Section 3.2(a), Operator shall notify Owner as soon as practicable of any occurrences or other circumstances which Operator has reason to believe may cause any line item in the most recently Approved Budget to be exceeded by more than 5%. The aforesaid notice shall include such detail as may reasonably be necessary to give Owner an informed understanding of the situation including the category or categories of expenses involved, the reason for such projected overage, the proposed necessary revisions to the Approved Budget and such further information as the Owner may request. Until such time as Owner advises Operator that such revision has been approved, Operator shall continue to perform the Services according to the terms of this Agreement as permitted under the Approved Budget then in effect. A variance between actual Costs and an Approved Budget, standing alone, shall not constitute a breach of this Agreement unless the variance itself is a result of a breach of this Agreement.

(b) Operator has previously provided to Owner a schedule (the “Project Schedule”) containing milestones and including details to support all major development, engineering, procurement, construction, commissioning and testing activities of the Facilities during the period prior to the In-Service Date attached hereto as Schedule 3, which has been approved by Owner. Operator shall plan, develop, supervise and coordinate the performance of the Services in accordance with the Project Schedule. The Project Schedule shall form the basis for progress reporting during the Pre-Completion Period. If at any time Operator determines that any activity provided for in the approved Project Schedule (including any approved updates thereto) is or will be delayed by more than 30 Days, Operator shall promptly provide Owner written notice of the circumstances and extent of such delay. Operator shall use commercially reasonable efforts in consultation with Owner to mitigate any potential delay including by rescheduling or reprioritizing activities to the extent practicable. Within 10 Days of any such notice, Operator shall submit to Owner a corrective action plan to mitigate the impact of the applicable delay and, subject to Owner approval, implement the plan with any changes approved by Owner. Operator shall also notify Owner as soon as practicable should it become aware of any events or conditions likely to result in material deviations or discrepancies from the projections contained in the approved Project Schedule (including any approved updates thereto). Within 5 Days of any such notice, Operator shall submit to Owner a corrective action plan to mitigate the impact of any such potential discrepancies or deviations from the approved Project Schedule and, subject to Owner approval, implement the plan with any changes approved by Owner. For the avoidance of doubt, Operator’s obligations with respect to the Project Schedule and Approved Budgets do not constitute a guarantee of achieving any milestone, completion date, or cost outcome, except to the extent expressly provided in a Project Agreement to which Owner is a party. In each case, the provision of notices, variance reports, or corrective action plans by Operator in accordance with the terms of this Agreement shall not constitute an admission of breach of, or failure to comply with, Prudent Practices.

(c) Operator shall not be obligated to incur any expense, and shall have no liability in connection with a decision to not incur any expense, beyond those authorized in accordance with this Agreement.

(d) Operator shall not be required to enter into any contract, incur any Cost, or commit Owner to any obligation, financial or otherwise, unless (i) Prudent Practices require such action be taken without delay, in which case Operator shall be reimbursed for any funds advanced or costs and expenses incurred by Operator in connection therewith, or (ii) such contract, Cost, or obligation has been approved by the Management Committee and funds necessary to satisfy any such contract, Cost, or obligation when due have been made available by Owner. In the case of subsection (ii) Operator shall not be liable for any delay or failure to take such action resulting from the Management Committee’s failure to approve such contract, Cost, or obligation or the failure to make such funding available. For any reasonable and documented cost and expense that is not otherwise reimbursable pursuant to Article 3, Article 5 or any other provision of this Agreement, Owner shall remit payment to Operator upon submission of a reimbursement requisition by Operator.

3.3 Accounting and Compensation.

(a) Operator shall keep full and complete accounting books and records of all Costs incurred by it in connection with its obligations hereunder in the manner set forth in the Accounting Procedures, and shall otherwise keep a full and complete account of all accounts that Operator is required to maintain, or that are otherwise contemplated, under this Agreement.

(b) Subject to Section 5.1, Operator shall be reimbursed by Owner at the rate and in the manner set forth in the Accounting Procedures for all Costs incurred in accordance with this Agreement and in connection with the Services performed by Operator under and in accordance with this Agreement; provided, Owner shall not be required to reimburse Operator for (i) Costs arising out of claims for non-payment of any and all contributions, withholding deductions or taxes measured by the wages, salaries or compensation paid to Persons employed by Operator or any of its Affiliates or (ii) Costs for which Operator is required to provide indemnification to Owner pursuant to Section 13.1.

3.4 Reports. Operator shall cause to be prepared and delivered to Owner or any of Owner’s Members such other reports, forecasts, studies and other information as the Owner or any of Owner’s Members may reasonably request and in form and content reasonably satisfactory to Owner from time to time including reporting requirements under applicable Law, under agreements entered into by or on behalf of Owner or in connection with the Facilities and the requirements of any Lenders.

3.5 Disputed Charges. Owner may, within the audit period referred to in Section 3.6, take written exception to any bill or statement rendered by Operator for any expenditure or any part thereof on the ground that the same was not appropriate for reimbursement under the terms of this Agreement. If Owner for good cause disputes the correctness of such bill or statement, Owner shall (i) nevertheless pay the undisputed portion of such bill or statement when due (but shall not be required to pay the disputed amount) and (ii) concurrently with payment of the undisputed portion, notify Operator of the disputed amount with a reasonably detailed explanation of the basis for the dispute, including the specific contractual or accounting provision on which the dispute is based. Any disputes pursuant to this Section 3.5 shall be subject to Article 17. Such withholding of a payment shall not be deemed a waiver of the right of Operator to recoup any contested portion of any bill or statement. Any dispute under this Section 3.5 shall be pursued diligently and in good faith by both Parties, and neither Party shall unreasonably delay resolution of such dispute. Any disputed amount ultimately determined to be due (and any overpayment) under the terms of this Agreement, shall be paid by the applicable Party to the other Party, together with interest thereon as provided in Article 10. For avoidance of doubt, a dispute under this Section 3.5 shall not be based solely on a budget variance, schedule variance, or disagreement with Operator’s exercise of judgment, and shall not expand the standard of care or liability of Operator beyond that expressly set forth in this Agreement. Once a disputed item has been resolved pursuant to this Section 3.5 or Section 17, such item shall be final and binding and shall not be subject to further dispute or re-characterization.

3.6 Audit and Examination. Once each Year (or more frequently if required to assist Owner or any of Owner’s Members in complying with applicable Law or the requirements of Owner’s Lenders), Owner or any of Owner’s Members, after 30 Business Days’ notice in writing to Operator, shall have the right during normal business hours to audit or examine, at the expense of Owner or any of Owner’s Members, all books, accounts and records maintained by Operator that are reasonably necessary to verify Costs charged to Owner under this Agreement, including support for costs charged by Operator’s contractors, relating to the performance of the Services or to the extent necessary to confirm that the Costs charged by the Operator to the Owner were actually and properly incurred. Any such audit or examination shall be conducted in a manner reasonably designed to minimize disruption to Operator’s operations and shall be subject to Operator’s reasonable confidentiality, safety, and security requirements. The right to conduct an audit or examination shall include the right to meet with Operator’s internal and independent auditors to discuss matters relevant to the audit or examination. Owner or any of Owner’s Members shall have 5 Years after December 31 of a Year in which to make an audit of Operator’s records for such Year; provided, any audits relating to costs that are incurred during the Pre-Completion Period may be made up to 3 Years after the In-Service Date. Absent Prohibited Conduct and except for any adjustments which may arise from FPSC compliance audits, Operator shall neither be required nor permitted to adjust any item unless a claim therefor is presented or adjustment is initiated within 5 Years after December 31 of the Year under audit or within 3 Years after the In-Service Date, as applicable, and in the absence of such timely claims or adjustments, the books and records rendered by Operator shall be final and conclusively established as correct. If Owner or any of Owner’s Members has commenced an audit within the applicable period provided in this Section 3.6 but has been unable to complete the audit despite its good faith efforts to do so, then Owner or any of Owner’s Members may request a reasonable extension of time to complete the audit and such request will not be unreasonably denied by Operator. No audit or examination shall permit re-audit of matters previously audited and resolved, nor shall an audit be used to expand Operator’s standard of care, liability, or obligations beyond those expressly set forth in this Agreement. If, pursuant to such audit and review, it is agreed by the Parties or determined pursuant to the dispute resolution procedures set forth in Article 17 that any amount previously paid by Owner did not constitute a due and payable item pursuant to this Agreement, Owner may recover such amount from Operator or deduct, or cause to be deducted, such amount from any payment that may be due to Operator.

ARTICLE 4

STANDARD OF CARE, NEGATIVE COVENANTS, CONFIDENTIAL INFORMATION AND OWNER PERFORMANCE RIGHTS

4.1 Standard of Care.

(a) Operator will conduct the Services and carry out its obligations under this Agreement and under the Owner LLC Agreement in a sound and workmanlike manner, consistent with prudent practices of the natural gas pipeline industry or a higher standard of performance and practices regularly employed by Operator in the operation of its other pipelines and business, and in compliance with Operator’s effective FPSC tariff and with all relevant Laws and the requirements of this Agreement, in a manner that will enable Owner to comply with the Project Agreements and Lenders’ requirements (collectively, “Prudent Practices”). Prudent Practices shall be determined based on the information Operator had at the time of the relevant action or decision or that Operator reasonably could have obtained and should have obtained prior to taking such action or decision based on the information known to it at that time. A budget variance, schedule variance, or cost overrun, standing alone, shall not constitute a failure to comply with Prudent Practices.

Without limiting the requirements set out in this Agreement the Operator shall develop written accounting, operating and scheduling procedures for the Facilities (collectively the “Procedures”) consistent with the Prudent Practices. When finalized by the Operator, the Procedures shall be delivered to the Owner. The Operator shall have the right from time to time to amend the Procedures consistent with the requirements of this Agreement, in which event the Operator shall, as soon as practicable, notify Owner thereof and deliver a copy of such amended Procedures to Owner. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE OPERATOR (i) SHALL RECEIVE NO COMPENSATION EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1 AND ARTICLE 10, AND (ii) SHALL HAVE NO LIABILITY TO OWNER FOR MONEY DAMAGES, LOSSES, COSTS, EXPENSES OR OTHER AMOUNTS EXCEPT PURSUANT TO SECTION 13.1 OR ARISING OUT OF A BREACH OF SECTION 13.1; PROVIDED, THE OPERATOR SHALL BE SUBJECT TO DECISIONS GRANTING PRELIMINARY OR INJUNCTIVE RELIEF OR ORDERING SPECIFIC PERFORMANCE ISSUED IN ACCORDANCE WITH ARTICLE 17.

(b) Operator will be deemed to have complied with the terms of Section 4.1(a) with respect to actions, contracts, agreements and designs submitted by Operator to Owner for approval and approved by Owner; provided, that Operator has performed such action, contract, agreement or design in accordance with such approval and otherwise in accordance with Section 4.1

4.2 Negative Covenants. In performing the Services and any of its other obligations under this Agreement, including managing, operating, maintaining and repairing the Facilities, Operator will only have such authority to act on behalf of Owner as is expressly granted or necessarily arises hereunder. The major policies and business decisions concerning the Facilities, including those listed below, shall be established by Owner. Subject to the terms of this Agreement, the day-to-day management and operation and maintenance of each Facility shall be the responsibility of Operator. Operator shall not, without the prior written consent of Owner, do or, to the extent the same is within its reasonable control, permit to occur or to continue, any of the following (except to the extent any of the following is pursuant to an agreement entered into in accordance with this Agreement):

(a) Create, incur, assume or permit to exist any lien, security interest or encumbrance upon the Facilities or other assets of the Facilities other than inchoate liens securing taxes not yet due or that are being contested and mechanic’s and materialmen’s’ liens securing amounts that are being contested;

(b) Sell, lease, pledge, mortgage, assign, transfer or otherwise dispose of any of Owner’s now owned or hereafter acquired assets (including, receivables and leasehold interests), except for surplus material remaining after the In-Service Date which Operator is authorized to dispose of subject to Section 4.1(a);

(c) Make any expenditure of, or otherwise use, any funds of Owner (including the making of any loans or advances to any Person) for any expenditures or series of related expenditures of more than $200,000, except for expenditures (i) contemplated by the then current Approved Budget, (ii) approved pursuant to Section 3.2, (iii) required in connection with an Emergency under Section 5.2, (iv) required by applicable Law, or (v) as otherwise permitted in this Agreement;

(d) Commit Owner to be or to become directly or contingently responsible or liable for obligations of any other Person, by assumption, guarantee, endorsement or otherwise but excluding construction and permit bonds;

(e) Except to the extent expressly permitted under paragraph 24 of Exhibit A, make, enter into, execute, amend, modify or supplement, or hold itself out as having the authority to do so with respect to, any contract, agreement or other document (including the Project Agreements) on behalf of or in the name of Owner;

(f) take any action that would materially impair the warranties relating to the Facilities provided under any Project Agreement (including any Construction Agreement), (ii) take any action that would materially impair or reduce the obligations of the Contractor or adversely affect Owner’s liability under any Project Agreement (including any Construction Agreement), (iii) execute or otherwise approve any replacement, or material amendment or modification (other than as permitted in sub-section 4.2(f)(iv)), to any Project Agreement (including any Construction Agreement) or (iv) execute or otherwise approve any change orders under the Construction Agreements (except for change orders specifically contemplated in the Approved Budget or otherwise permitted pursuant to Section 3.2(a)) that individually or in the aggregate exceed the sum of or would adversely affect any previously approved schedule in any material respect;

(g) Use the Facilities for any purpose other than those called for in this Agreement;

(h) Initiate any claims, suits or any litigation or arbitration on behalf or in the name of Owner with respect to any Owner claims in excess of $250,000;

(i) Settle or compromise any litigation or arbitration involving a claim in excess of $250,000;

(j) accept or authorize variations from the construction budget or plan except as otherwise permitted under Sections 3.2 or 5.2, other than (i) minor design changes that do not materially deviate from the intent of the construction plan or require a change in price, and (ii) short-term, interim, or immaterial changes in the installation schedule or order of operations in the construction plan;

(k) accept a claim of force majeure with respect to the Project made by any counterparty to any of the Project Agreements;

(l) make any representations or warranties, or commit to, accept or take on any obligation or covenants, with any counterparty to any of the Project Agreements on behalf of the Owner, beyond any such obligations or covenants that already exist in any such Project Agreement; or

(m) Enter into any contract or agreement with an Affiliate of Operator without the prior written consent of Owner (for clarification purposes, the foregoing shall not limit Operator’s delegation right pursuant to Article 2).

For purposes of Section 4.2(d), 4.2(e), 4.2(f), 4.2(i), and 4.2(l), Operator shall not be deemed to have violated any such provision of this Section solely by executing or delivering a contract, agreement, amendment, replacement, or change order that (i) is expressly subject to Owner approval or Management Committee ratification, (ii) does not become binding on Owner unless and until such approval or ratification is obtained, and (iii) provides Operator with a right to terminate for convenience at any time with not more than 30 Days’ notice with no termination cost, fee, penalty or liability. No violation of this Section 4.2 shall give rise to termination rights under Article 8 unless such violation remains uncured following notice and passage of the applicable Cure Period thereunder.

4.3 Confidential Information. Operator agrees that it will utilize any Confidential Information solely in connection with the performance of its duties hereunder and that it will be subject to and bound by the provisions set forth in Section 3.6 of the Owner LLC Agreement with respect to that Confidential Information as if it were a Member of Owner; provided that, Operator shall not disclose to any of Owner’s Members (or any of their Affiliates) any nonpublic information that Operator is prohibited from so disclosing pursuant to applicable Law. Upon termination of this Agreement, Operator shall return or destroy all Confidential Information (and cease all further use and disclosure of such Confidential Information) that has been provided to it, together with all reproductions thereof in Operator’s possession, to Owner; provided, Operator shall have the right to retain copies of any such information and records that relate to its performance of the Services to the extent necessary to comply with its regulatory compliance and audit and document retention policies and all such copies and the information reflected thereon shall be held subject to the terms and conditions of this Agreement including the obligations of confidentiality and use in this Section 4.3. The provisions of this Section 4.3 shall survive termination or expiration of this Agreement and continue to be binding on the Operator.

4.4 Owner Performance Rights. If Owner reasonably believes that Operator has committed a material breach of this Agreement that remains uncured following notice and applicable cure periods, which has had or is reasonably likely to have a material adverse impact on the Facilities or the operation thereof, including breaches that are economic in nature that have or are reasonably likely to have a material adverse impact on the Facilities or the operation thereof, Owner may deliver a written notice (a “Claim Notice”) detailing the nature of such breach. Within 30 Days after receipt of such Claim Notice, if Owner is not satisfied in its reasonable discretion that such claimed failure or breach has been adequately remedied or resolved, or continues to disagree with Operator that no such failure or breach occurred, Owner shall give Operator a further written notice of Owner’s intent to perform itself or cause to be performed by third parties, such Operator obligation or Service that is the subject of such claim (an “Owner Performance Notice”). Following delivery to Operator of such Owner-Performance Notice, Owner shall have the right to perform the applicable obligation or Service or have third parties perform such obligation or Service; provided, that, any such successor entity shall have and maintain a valid and existing FPSC tariff necessary to perform the Services as of the effective date of such performance. Any exercise of Owner performance rights pursuant to this section shall be limited solely to the specific obligation giving rise to such breach and shall be of no longer duration that is reasonably required to cure the underlying breach (without prejudice to any termination right that might exist under Article 8 hereof), and shall not be construed as a waiver of Operator’s rights or an admission of material breach by Operator. The fact that any such obligation or Service has been performed or caused to be performed by Owner or third parties shall not operate to preclude Operator from disputing the validity of any such claim of failure or breach, provided that Operator provides Owner with a written protest notice that it protests the performance of such obligation or Service by Owner or third parties within 30 Days of receiving the Owner Performance Notice.

ARTICLE 5

PAYMENT OF COSTS

5.1 Payment to Operator.

(a) Owner shall pay to Operator

(i) until the In-Service Date, an annual fee (the “PPC Construction Fee”) payable monthly in the amount set forth in the then-current Approved Budget; provided, that, the PPC Construction Fee in connection with the first Approved Budget shall be the PPC Construction Fee set forth in Schedule 1. The PPC Construction Fee shall be reviewed and may be adjusted by the Management Committee as part of each annual budget approval process to reflect changes in the anticipated scope, duration, complexity, staffing requirements, regulatory requirements, inflationary impacts, and other factors affecting Operator’s performance of the Services during the applicable budget period. In addition, Operator may at any time request an adjustment to the PPC Construction Fee if Operator reasonably determines that extraordinary circumstances not reasonably anticipated at the time the applicable Approved Budget was adopted have materially increased the cost or effort required to perform the Services, including changes in Law, material permitting delays, material changes in Project scope, Force Majeure events, or material schedule extensions. Any such proposed adjustment to the PPC Construction Fee shall be supported by reasonable documentation and shall become effective upon approval by the Management Committee in accordance with the Owner LLC Agreement; and

(ii) from the Effective Date until termination of this Agreement, (x) an annual fee paid monthly in any month where operation takes place in an amount equal to the amount set forth as the “PPC Operating Fee” in the Approved Budget (the “PPC Operating Fee” and, together with the PPA Construction Fee, the “Operator Fees”); provided, that, the PPC Operating Fee in connection with the first Approved Budget shall be the PPC Operating Fee set forth in Schedule 2; provided, that, should Operator have reasonable evidence that specific Costs have increased in such a way that the PPC Operating Fee should increase, Operator shall have the right to invoice Owner for such increased PPC Operating Fee; provided that Operator provide such reasonable evidence documenting the cause and calculation of the increased PPC Operating Fee to the Management Committee with such invoice. Any such proposed adjustment to the PPC Operation Fee shall become effective upon approval by the Management Committee in accordance with the Owner LLC Agreement.

(b) As to the PPC Operating Fee, Operator shall invoice Owner on a monthly basis (i.e. such invoices will be sent on the last day of the Month prior to the month that is the subject of such invoice) and Owner shall remit payment to Operator for such invoice within 15 Business Days of receipt of the applicable invoice.

(c) As to the PPC Construction Fee, Operator shall invoice Owner on a monthly basis (i.e., such invoices will be sent on or before the first Day of the Month preceding the beginning of each calendar month and will cover the PPC Construction Fee payable during the calendar month commencing the Month following the Month on which the invoice is delivered) and Owner shall remit payment to Operator for such invoice within 15 Business Days of receipt of the applicable invoice.

(d) Except for amounts properly and timely disputed in accordance with Section 3.5, Owner shall pay all Operator Fees and other amounts due under this Agreement when due, without setoff, counterclaim, recoupment, or offset of any kind. Budget variances, accounting disputes, or alleged breaches shall not excuse or delay payment of undisputed amounts.

(e) All payments pursuant to this Section 5.1 shall be made for Costs authorized under this Agreement, including Costs included within Approved Budgets or otherwise permitted under Section 3.2(a) or Section 5.2, and shall not be conditioned on the absence of any dispute other than as expressly provided in Section 3.5. For avoidance of doubt, Costs reasonably incurred by Operator in response to an Emergency shall be reimbursable under this Agreement notwithstanding that such Costs were not included in an Approved Budget or exceeded any budgetary limitation, subject only to the limitations set forth in Section 5.2.

(f) Operator shall have no obligation to advance or make available any of Operator’s own funds or credit in the performance of the Services.

5.2 Reimbursement for Emergencies.

(a) In the event of an Emergency, Operator shall take shall take such actions as Operator reasonably determines are necessary or appropriate, consistent with Prudent Practices, to prevent, respond to, mitigate, or remediate any actual or threatened damage, injury, loss, safety hazard, environmental harm, regulatory non-compliance, interruption of service, or other adverse consequences arising out of such Emergency including committing funds and incurring expenses as Operator reasonably deems necessary for such purpose. Operator shall have the authority to incur Emergency-related expenditures without prior Owner approval up to $500,000. With respect to Emergency-related expenditures in excess of $500,000, Operator shall use commercially reasonable efforts to obtain Owner’s prior approval to the extent reasonably practicable under the circumstances, but Operator’s failure to obtain such prior approval shall not limit Operator’s authority to take actions reasonably necessary to address the Emergency or Owner’s obligation to reimburse such expenditures if obtaining prior approval was not reasonably practicable under the circumstances. Operator shall be entitled to reimbursement for all costs and expenses reasonably incurred in connection with actions taken pursuant to this Section 5.2(a) (subject to Section 5.2(b)), whether or not such costs were included in an Approved Budget and whether or not such costs exceed any budget limitation contained in this Agreement. Operator shall notify Owner of the Emergency as soon as reasonably practicable and shall promptly thereafter provide a written description of the Emergency, the actions taken or proposed to be taken in response thereto, and the costs and the expenses incurred, or expected to be incurred, in connection therewith. Owner shall reimburse Operator for such costs and expenses in accordance with Article 5 upon receipt of an invoice therefor.

(b) Operator shall not be entitled to reimbursement for expenditures made in accordance with Section 5.2 if the Emergency arises out of or results from Prohibited Conduct.

5.3 Direct Costs Reimbursement Request.

(a) In the event Operator incurs, or expects to incur, any Direct Costs that are not included in the Approved Budget, Operator shall issue or cause to be issued to Owner a written request (the “Direct Costs Reimbursement Request”) reflecting Operator’s estimates of Direct Costs reasonably expected to be incurred by Operator in good-faith compliance with this Agreement for the Month following the Month in which the Direct Costs Reimbursement Request is made or incurred reasonably and in good-faith compliance with this Agreement during the Month prior to the Month in which the Direct Costs Reimbursement Request is made. For the avoidance of doubt, Direct Costs are costs, expenses and expenditures incurred in connection with the performance of the Services.

(b) Direct Costs Reimbursement Requests shall include (i) reasonable evidence of the Direct Costs, (ii) statements showing adjustments to prior Direct Costs Reimbursement Requests to reflect actual amounts paid or due and payable for prior Months and to take into account any prior payments made by Owner that have not been used by Operator and (iii) an estimated amount to be payable by the Owner in the Month following such Direct Costs Reimbursement Request, with the understanding that such estimate is provided for planning purposes only, and is subject to change by the Operator as necessary.

(c) As to each Direct Costs Reimbursement Request, Owner shall remit payment to Operator within 15 Business Days of such Direct Costs Reimbursement Request.

ARTICLE 6

TAXES

6.1 Company Taxes. As part of the budgeting process, Operator shall include in each proposed budget estimates of ad valorem taxes, real and personal property taxes and sales, value added, services, use, excise, gross receipt, franchise and other taxes that are expected to become due and payable by Owner during the period covered by such budget (the “Company Taxes”). Operator does not assume and shall have no liability for any Company Taxes; provided, to the extent Owner has paid to Operator any amount to be applied against a Company Tax, then Operator shall pay such amount to the applicable Governmental Authority as and when required for application against such Company Tax.

6.2 Operator Income Taxes. Operator shall be responsible for and shall pay all income taxes attributable to compensation it receives in connection with or resulting from its performance of the Services.

ARTICLE 7

WARRANTY/CLAIMS

7.1 Warranties by Third Parties.

(a) Operator shall use diligent efforts to secure from vendors, suppliers and contractors, for Owner’s benefit, such warranties and guarantees as may reasonably be available regarding supplies, materials, equipment and services purchased for the Facilities and to enforce such warranties and guarantees on behalf of Owner. With respect to any equipment, materials, supplies or services obtained by Operator from vendors, suppliers and contractors in accordance with this Agreement, the only warranties, if any, applicable thereto and available to Owner shall be those offered by such vendors, suppliers and contractors. WITHOUT LIMITING OPERATOR’S OBLIGATIONS PURSUANT TO SECTION 4.1(a), NEITHER OPERATOR NOR ANY AFFILIATE OF OPERATOR MAKES BY THIS AGREEMENT ANY EXPRESS OR IMPLIED WARRANTY, GUARANTY OR REPRESENTATION, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, SUITABILITY OR MERCHANTABILITY REGARDING ANY EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES OBTAINED BY OPERATOR FROM VENDORS, SUPPLIERS AND CONTRACTORS, ALL OF WHICH ARE EXPRESSLY DISCLAIMED AND NEGATED.

(b) OPERATOR’S ONLY OBLIGATION IN RESPECT OF ANY WARRANTY PROVIDED BY A VENDOR, SUPPLIER OR CONTRACTOR WITH RESPECT TO EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES OBTAINED BY OPERATOR FROM SUCH VENDORS, SUPPLIERS AND CONTRACTORS OR BREACH THEREOF SHALL BE TO ACT FOR OWNER’S INTEREST IN ENFORCEMENT OF SUCH WARRANTIES AND USE DILIGENT EFFORTS TO ENFORCE SUCH WARRANTIES; PROVIDED THAT, OPERATOR SHALL NOT HAVE THE RIGHT TO COMPROMISE ANY WARRANTY CLAIM BY SETTLING IT FOR LESS THAN THE FULL VALUE OF SUCH CLAIM WITHOUT OWNER’S PRIOR WRITTEN CONSENT.

(c) Operator shall have no liability to Owner with respect to the scope, enforceability, or outcome of any third-party warranty or guarantee, except to the extent arising from Prohibited Conduct in the enforcement thereof or breach of Operator’s obligations under this Agreement.

7.2 Claims. Except as expressly provided in Article 13, Operator shall not be liable for the existence, outcome, or resolution of any Claim, and Operator’s obligations under this Section 7.2 are limited to administering such Claims in accordance with Prudent Practices and applicable Law. Except for Claims covered by the indemnification procedures set out in Article 13, any and all claims against Owner instituted by anyone other than Operator arising out of the performance of the Services that are not covered by insurance in accordance with Article 14 shall be settled or litigated and defended by Operator in accordance with Prudent Practices except when (a) the amount involved is stated to be (or estimated to be, as the case may be) greater than $250,000, (b) criminal sanction is sought, or (c) the claim is in regard to environmental matters. The settlement or defense of any claim described in clause (a), (b) or (c) preceding shall be decided by Owner. Owner shall not settle or compromise any such claims (other than settlement or defense of any claim described in clause (a), (b) or (c) preceding) in a manner that materially increases Operator’s obligations or liability without Operator’s prior written consent. Operator shall provide written notice to Owner as soon as practicable of any claims instituted against Owner (regardless of the amount or nature of the claim) and, notwithstanding the foregoing provisions of this Section 7.2 Owner may, in its discretion, elect to participate in any proceedings or settlement discussions or, following notice to Operator, elect to direct or settle any claim or proceeding. Operator shall not commence any litigation or other dispute resolution procedure against another Person without the prior consent of the Owner. Operator’s defense, settlement, or administration of any Claim shall not be deemed an admission of liability or responsibility for such Claim.

7.3 No Guarantee.

Operator does not guarantee the payment or performance of any contractor under the Construction Agreements or the Major Maintenance Agreements or any other contractor, vendor, supplier or other Person who is not an Affiliate of Operator or who is a party to an agreement or contract with Owner covering any equipment, facilities, intellectual property, construction services or other goods and services for the Facilities. The foregoing does not limit Services to be provided by Operator under this Agreement, including items 7 or 24 of Exhibit A. Operator’s administration of any Claim or enforcement of any warranty shall not be construed as an assumption of responsibility for the acts or omissions of any contractor, vendor, supplier, or other third party, absent Prohibited Conduct.

ARTICLE 8

TERMINATION

8.1 Term. This Agreement shall commence on the Effective Date and shall continue in effect until terminated pursuant to Section 8.2.

8.2 Termination. The following provisions shall govern the termination of this Agreement:

(a) Owner may terminate this Agreement if:

(i) An order is issued by a court for the dissolution, liquidation or winding up of Operator;

(ii) Operator dissolves, liquidates or terminates its company existence;

(iii) Operator becomes insolvent, bankrupt or makes an assignment for the benefit of creditors;

(iv) A receiver is appointed for a substantial part of Operator’s assets;

(v) Operator fails to maintain any insurance coverages required under Section 14.1; or

(vi) A Change in Control of the Operator occurs.

(b) Excluding failures to perform caused by Force Majeure, if Operator defaults in the performance of its obligations under this Agreement in any material respect and such default continues for a period of 30 Days after notice thereof by Owner to Operator (the “Cure Period”), Owner may, by notice to Operator, terminate this Agreement; provided, no such termination shall occur if Operator has initiated and thereafter diligently pursues action to cure such default not later than 5 Days after delivery of notice from Owner of such default and the effects of the default are cured within the Cure Period or, if not curable within the Cure Period, such longer period as is reasonably necessary to cure the default, not to exceed 90 Days after notice of such default; provided, further, that Owner has approved the remedial measures to effect the cure (such approval not to be unreasonably withheld, conditioned or delayed by Owner) and Operator diligently commences and continues to pursue such cure during such period). If, following any default covered by this Section 8.2(b), Operator is not reasonably responding in a prompt fashion to cure the default, Owner shall have the right to take such remedial action as it deems appropriate; provided, Owner shall use all reasonable efforts to notify Operator prior to the taking by Owner of such action.

(c) Either Party may terminate this Agreement upon the sale or other disposal by Owner of all or substantially all of the Facilities.

(d) Either Party may terminate this Agreement in the event that Owner decides to abandon or to shut down permanently the Facilities.

(e) Either Party may terminate this Agreement in the event that a Dissolution Event occurs under Sections 12.01(e) or 12.01 (f) of the Owner LLC Agreement.

8.3 General Obligations. Upon the notice of termination or during the 120 Day period prior to expiration of this Agreement, Operator shall at Owner’s request (and for which Owner shall continue to advance or reimburse Operator’s expenses as set forth in Section 5.1) perform the following services:

(a) Perform the Transition Services; provided that the Operator shall not be required to perform such Transition Services for a period longer than 120 Days following notice of termination or beyond expiration of this Agreement.

(b) Assist Owner in preparing an inventory of all equipment, spare parts and supplies in use or in storage at the Facilities; and

(c) Except for agreements with Affiliates of Operator, assign to Owner all subcontracts and other contractual agreements relating to the performance of Services as may be designated by Owner (to the extent such agreements are assignable).

Subject to all remedies permitted prior to expiration or termination of this Agreement and subject to Section 8.5, upon expiration or termination of this Agreement, Owner releases Operator from any and all claims arising out of or relating to the performance or non-performance of the Services prior to such termination, except to the extent arising from Prohibited Conduct.

8.4 Indemnification Upon Removal for Certain Claims. Any claim brought against Operator by a new operator based on or arising out of information, data or training provided to the new operator or other actions taken by Operator in connection with effecting a termination and transferring operations shall be deemed to be an event entitling Operator to indemnification by Owner pursuant to, and subject to the conditions of, Article 13 unless such claim arises out of Prohibited Conduct. Such indemnification shall apply regardless of whether such claim is asserted during or after the transition period and shall survive termination of this Agreement.

8.5 Survival of Obligations. Expiration or earlier termination of this Agreement shall not relieve a Party from any liability that has accrued under this Agreement prior to such expiration or earlier termination, which liability shall survive the expiration or earlier termination of this Agreement. If Services remain unperformed for which Operator has received reimbursement in advance, Operator shall either reimburse to Owner such advance to the extent relating to such unperformed Services or cause such Services to be performed.

ARTICLE 9

ACCESS TO FACILITIES

Operator and its Affiliates and other Persons engaged by Operator to perform the Services (and their respective employees and agents) shall at all times during their performance of Services have full and free access to the Facilities as necessary to perform the Services.

Subject to compliance with applicable Law, tariff requirements, and Operator’s safety, security, and operating procedures, Operator shall provide Owner and its authorized representatives reasonable access to the Facilities during normal business hours, upon reasonable prior notice, for the limited purposes of observation, inspection, and verification of Operator’s performance of the Services. Any such access shall be conducted in a manner that does not interfere with the safe, reliable, or compliant operation of the Facilities. Owner and its representatives shall comply with all safety, security, and operational requirements imposed by Operator, including training, escort, personal protective equipment, and clearance procedures. Owner and its representatives shall not direct, supervise, or interfere with Operator’s personnel, contractors, or subcontractors, nor take any action that could reasonably be expected to affect operations, safety, or regulatory compliance. All operational decisions and control of the Facilities shall remain exclusively with Operator. Except in the case of an Emergency, Owner shall provide Operator with reasonable advance notice of any requested access. Operator may reasonably limit or defer access if necessary to address safety, security, operational, or regulatory concerns.

ARTICLE 10

PAST DUE AMOUNTS

Any undisputed amounts owing to either Party under this Agreement which are not paid within 20 Days after the due date shall accrue interest at a rate equal to the lesser of (a) the prime rate for each Day as published in the Wall Street Journal from time to time and in effect, plus 2% per annum or (b) the maximum rate allowed by Law until paid or refunded, as applicable. The payment of any interest hereunder shall not release either Party from its obligations otherwise to perform fully this Agreement. If amounts owing are disputed, all undisputed amounts shall nevertheless be paid when due.

ARTICLE 11

OPERATOR’S REPRESENTATIONS

Operator represents and warrants to Owner as follows:

11.1 Organization. Operator is duly organized, validly existing and is in good standing under the laws of Delaware. Operator has all requisite power and authority to own or lease its properties and assets as now owned or leased, to carry on its business as and where now being conducted and to enter into this Agreement and perform its obligations hereunder. Peninsula owns one hundred per cent (100%) of the beneficial ownership rights in and Controls the Operator.

11.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Operator. This Agreement has been duly executed and delivered by Operator and constitutes the legal, valid and binding obligations of Operator, enforceable in accordance with its terms, except as may be limited by any applicable bankruptcy, reorganization, insolvency, fraudulent transfer or other similar law generally affecting the enforcement of creditors’ rights or by general principles of equity.

11.3 No Violation of Law or Agreements. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Operator will not (a) contravene any provision of Operator’s organizational documents; (b) conflict with or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which Operator is a party or by which it or any of its assets are bound or affected, or any judgment or order of any court or governmental department, commission, board, agency, instrumentality, domestic or foreign, or any applicable Law; or (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon its assets or give to others any interests or rights therein; except to the extent that such contravention, conflict, breach, default, lien, charge or encumbrance, individually or in the aggregate, could not reasonably be expected (i) to have a material adverse effect on the business or financial condition of Operator or the ability of Operator to perform its obligations hereunder or (ii) to adversely affect the legality, validity or enforceability of this Agreement.

11.4 Consents. No license, permit, consent, approval or authorization of, or registration or filing with any person, including any Governmental Authority or other regulatory agency, is required in connection with the execution and delivery of this Agreement or for the performance by Operator of its obligations hereunder.

11.5 No Pending Litigation or Proceedings. There are no actions, suits, investigations, or proceedings, pending or, to the knowledge of Operator, threatened against or affecting Operator or any of its assets, at law or in equity, by or before any court or governmental department, agency or instrumentality, and there are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting Operator or any of its businesses or assets, except for such judgments, decrees and orders which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business or financial condition of Operator or the ability of Operator to perform its obligations hereunder.

ARTICLE 12

OWNER’S REPRESENTATIONS

Owner represents and warrants to Operator as follows:

12.1 Organization. Owner is duly organized, validly existing and in good standing under the laws of Delaware. Owner has all requisite power and authority to own or lease its properties and assets as now owned or leased, to carry on its business as and where now being conducted and to enter into this Agreement, and perform its obligations hereunder.

12.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Owner. This Agreement has been duly executed and delivered by Owner and constitutes the legal, valid and binding obligations of Owner, enforceable in accordance with its terms, except as may be limited by any applicable bankruptcy, reorganization, insolvency, fraudulent transfer or other similar law generally affecting the enforcement of creditors’ rights or by general principles of equity.

12.3 No Violation of Laws or Agreements. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Owner will not (a) contravene any _provision of Owner’s organizational documents; (b) conflict with or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which Owner is a party or by which it or any of its assets are bound or affected, or any judgment or order of any court or governmental department, commission, board, agency instrumentality, domestic or foreign, or any applicable Law; or (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon its assets or give to others any interests or rights therein; except to the extent that such contravention, conflict, breach, default, lien, charge or encumbrance, individually or in the aggregate, could not reasonably be expected (i) to have a material adverse effect on the business or financial condition of Owner or the ability of Owner to perform its obligations hereunder or (ii) to adversely affect the legality, validity or enforceability of this Agreement.

12.4 No Pending Litigation or Proceedings. There are no actions, suits, investigations, or proceedings pending or, to the knowledge of Owner, threatened against or affecting Owner or any of its assets, particularly including, but not limited to the Facilities, or any permit required by Laws for the construction or operation of the Facilities, at law or in equity, by or before any court or governmental department, agency or instrumentality. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting Owner or any of its businesses or assets, except for such judgments, decrees and orders which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business or financial condition of Owner or the ability of Owner to perform its obligations hereunder.

ARTICLE 13

INDEMNIFICATION

13.1 By Operator. Operator shall indemnify, hold harmless and defend Owner and its Affiliates and their respective former, current and future members, partners, directors, officers, employees and agents (“Owner Indemnitees”) from and against any and all fines, claims, demands, liabilities, losses, damages, costs and expenses of whatsoever kind or character, and all costs of investigation and defense including reasonable attorneys’ fees, disbursements and court costs (collectively “Claims”) incurred by or imposed upon any Owner Indemnitee directly and solely resulting from Prohibited Conduct. Notwithstanding anything to the contrary in this Agreement, Operator shall not be responsible for its indemnity, hold harmless or defense obligations pursuant to this Section 13.1 to the extent that any Claims (a) are covered by insurance maintained by or on behalf of Owner but only to the extent Owner actually receives insurance proceeds in respect of such Claim or (b) are released pursuant to Section 13.3.

13.2 By Owner. Owner shall indemnify, hold harmless and defend Operator and its Affiliates and their respective former, current and future members, partners, directors, officers, employees and agents (“Operator Indemnitees”) from and against any and all Claims incurred by or imposed upon the Operator Indemnitees related to, arising out of, or resulting from (a) this Agreement; (b) the performance of Services under this Agreement; (c) any of the Facilities or the ownership or operation thereof; and (d) the acts or omissions of Operator, any Operator Indemnitee, Owner, any Owner Indemnitee, or any third party; provided that Owner shall not be obligated to indemnify an Operator Indemnitee for any Claim directly and solely resulting from Prohibited Conduct. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING INDEMNIFICATION SHALL APPLY EVEN IF THE OPERATOR INDEMNITEES ARE NEGLIGENT (WHETHER SOLE OR CONCURRENT) OR STRICTLY LIABLE.

13.3 Release. To the extent permitted by applicable Law, Owner releases and discharges the Operator from and against any Claims, losses, damages, and liabilities arising out of or relating to the performance or nonperformance of the Services, whether arising in contract, tort, or otherwise, except to the extent arising out of or resulting from Prohibited Conduct; provided, the foregoing release and discharge shall cover any such Claim arising out of Prohibited Conduct to the extent such Claim is covered by insurance maintained or on behalf of Owner but only to the extent Owner actually receives insurance proceeds in respect of such Claim. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING RELEASE AND DISCHARGE SHALL APPLY EVEN IF OPERATOR IS NEGLIGENT (WHETHER SOLE OR CONCURRENT) OR STRICTLY LIABLE.

13.4 Procedures Relating to Indemnification. In order for an Owner Indemnitee or Operator Indemnitee (as applicable) (the “Indemnitee”) to be entitled to any indemnification pursuant to Section 13.1 or Section 13.2, as applicable, that involves a Third Party Claim, such Indemnitee must notify Owner or Operator, as applicable, who is required to provide the indemnification (the “Indemnitor”) in writing of the Third Party Claim within 15 Days after receipt by such Indemnitee of such written notice of the Third Party Claim; provided, failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnitor, within 5 Business Days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. The Indemnitor will be entitled to participate in the defense of a Third Party Claim made against an Indemnitee and, if it so chooses and admits liability under the indemnity, to assume the defense thereof with counsel selected by the Indemnitor; provided, with respect to any such assumption, such counsel is not reasonably objected to by the Indemnitee and the Indemnitor notifies the Indemnitee of its intention to assume such defense within 60 Days of receipt of notice of a Third Party Claim. Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume and control the defenses of any such actions, suits or proceedings if and to the extent that such action, suit or proceeding relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation. Should the Indemnitor so elect to assume the defense of a Third Party Claim and for so long as the Indemnitor diligently pursues the defense of such claim, the Indemnitor will not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with its participation in the defense thereof as provided in this Section 13.4. If the Indemnitor elects to assume the defense of a Third Party Claim, the Indemnitee (a) will cooperate in all reasonable respects with the Indemnitor in connection with such defense, (b) will not admit liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnitor’s prior written consent and (c) will agree to any reasonable settlement, compromise or discharge of a Third Party Claim which the Indemnitor may recommend in its sound business judgment and which by its terms obligates the Indemnitor to pay the full settlement amount of the liability in connection with such Third Party Claim which unconditionally releases the Indemnitee completely in connection with such Third Party Claim and which does not obligate the Indemnitor to take or forbear to take any action, unless such action does not materially affect the Indemnitee. If the Indemnitor shall assume the defense of any Third Party Claim as provided above, the Indemnitee shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Indemnitor does not so assume the defense of any such Third Party Claim, the Indemnitee may defend and settle the same in such manner as it may deem appropriate. Failure by an Indemnitee to comply strictly with the procedures set forth in this Section 13.4 shall not relieve the Indemnitor of its indemnification obligations. No settlement of any Third Party Claim that would impose any obligation, restriction, or liability on an Indemnitee may be entered into without such Indemnitee’s prior written consent, not to be unreasonably withheld.

ARTICLE 14

INSURANCE COVERAGE

14.1 Insurance. The provisions of this Article 14 do not modify, change or abrogate any responsibility of the Operator stated elsewhere in this Agreement. The Owner assumes no responsibility for the solvency of any insurer or the failure of any insurer to settle any claim. A summary of certain provisions of the Operator’s policies are set forth below. Unless otherwise agreed to by the Management Committee, before commencing Services under the Agreement, Operator shall procure and maintain the following minimum insurance, unless otherwise specified in the Agreement, with insurers rated “A-” VIl or higher by A.M. Best’s Key Rating Guide that are licensed to do business in the State where the Services are performed or to be performed, or as may be approved in writing by Owner from time to time:

(a) Workers’ Compensation Insurance for statutory obligations imposed by applicable laws where the Work is performed, including, where applicable, the Alternate Employer Endorsement, the United States Longshoremen’s and Harbor Workers’ Act, the Maritime Coverage and the Jones Act;

(b) Employers’ Liability Insurance, including Occupational Disease, shall be provided with a limit of (i) Two Million Dollars ($2,000,000) for bodily injury per accident, (ii) Two Million Dollars ($2,000,000) for bodily injury by disease per policy and (iii) Two Million Dollars ($2,000,000) for bodily injury by disease per employee;

(c) Automobile Liability Insurance which shall apply to all owned, non-owned, leased and hired automobiles in an amount with minimum limits of not less than Five Million Dollars ($5,000,000) combined single limit per occurrence for bodily injury and property damage per accident;

(d) Commercial General Liability Insurance covering liability arising out of premises, operations, bodily injury, property damage, products and completed operations and liability insured under and insured contract (contractual liability), with minimum limits of Three Million Dollars ($3,000,000) per occurrence, which shall insure the performance of the contractual obligations assumed by Operator under the Agreement. The products and completed operations coverage insurance shall be provided for the duration of any applicable warranty period.

(e) Excess Liability. Operator shall provide and maintain excess liability insurance on a following form basis covering employer’s liability, commercial general liability and automobile liability, each to a limit of Twenty Million Dollars ($20,000,000) combined single policy limit for bodily injury and property damage.

(f) All Risk Equipment Insurance. Operator shall provide and maintain all risk equipment insurance covering all risk of physical damage to equipment owned by Operator and/or provided for use at the job site by the Operator.

(g) Construction. All Risk Installation and Builder’s Risk Insurance. If requested by the Management Committee prior to the start of construction, Owner shall obtain and maintain, or cause to be obtained and maintained, in force an All Risk Installation and Builder’s Risk Insurance policy (the “Builder’s Risk Policy”). The Builder’s Risk Policy shall be in an amount at least equal to the maximum foreseeable loss value of the Facilities or such lower amount as directed by the Management Committee and that may be commercially available at the time Operator procures such policy.

The costs for premiums, deductibles, retention and other amounts for the insurance maintained pursuant to this Agreement shall be reimbursable costs pursuant to Article 5.

In respect of all Operator Insurance Policies, Operator shall, when so requested by Owner, produce Operator’s policies of insurance and confirmation of premium payment for such policies. If policies have not been secured on a Facilities specific basis, Operator may delete proprietary Information not relevant to Operator/Owner Facilities.

Operator and any of its Affiliates who perform any of the Services shall have the right, with approval of the Management Committee, to self-insure any or all of the required insurance as described in this Article 14 to the extent Operator maintains a self-insurance program under which Operator may be insured; provided that, (A) the self-insurer’s credit rating is rated BBB- or better by Standard & Poor’s, (B) the amounts set aside by the self-insurer for the self insurance program to cover losses and costs related to the Facilities are consistent with industry practice, and (C) Operator has provide Owner with written notice of its desire to self-insure pursuant to this Article 14.

Except for the Workers’ Compensation Insurance, Owner shall be endorsed as an additional insured on Operator’s insurance policies required to be maintained under the Agreement but only with respect to claims arising out of Operator’s performance of the Services and not with respect to Owner’s sole negligence or willful misconduct. All policies of insurance required to be maintained by Operator hereunder shall provide for a severability of interests clause and include a provision in such policies that Operator’s insurance policies shall apply on a primary basis with respect to claims arising from Operator’s performance of the Services, subject to the limitations set forth in this Agreement. To the extent of insurance proceeds actually received, each Party hereby waives, and shall cause its insurers to waive, any and all rights of subrogation against the other Party and its Affiliates with respect to any loss or damage covered by insurance maintained pursuant to this Agreement; provided, that nothing herein shall be deemed to waive any rights with respect to uninsured losses or losses resulting from Prohibited Conduct.

In the event that any policy furnished by Operator provides for coverage on a “claims made” basis, the retroactive date of the policy shall be the same as the Effective Date, or such other date, as to protect the interest of Owner. Furthermore, for all policies furnished on a “claims made” basis, Operator’s providing of such coverage shall survive the termination of the Agreement and the expiration of any applicable warranty period, until the expiration of the maximum statutory period of limitations in the State of Florida for actions based in contract or in tort. If coverage is on “occurrence” basis, Operator shall maintain such insurance during the entire term of the Agreement.

Operator shall promptly provide evidence of the minimum insurance coverage required under the Agreement in the form of an ACORD certificate or other certificate of insurance acceptable to Owner. If any of the required insurance is cancelled or non-renewed, Operator shall within 30 Days provide written notice to Owner and file a new Certificate of Insurance or binder with Owner demonstrating to Owner’s satisfaction that the required insurance coverage to be maintained hereunder have been extended or replaced. Neither Operator’s failure to provide evidence of minimum coverage of insurance following Owner’s request, nor Owner’s decision to not make such request, shall release Operator from its obligation to maintain the minimum coverage provided for in this Article 14.

ARTICLE 15

FORCE MAJEURE

15.1 Force Majeure. Neither Party shall be deemed in breach of any of its obligations under this Agreement because of any delay, inability or failure, whether in whole or in part, in performance of such obligations (other than failure to pay money when due) to the extent such delay, inability or failure is due to circumstances beyond the reasonable control of the Party experiencing such delay, inability or failure (and which delay, inability or failure could not reasonably have been anticipated and avoided through the taking of reasonable action by such Party), including acts of God; unusually severe weather conditions; strikes or other labor difficulties of general applicability and not specific to Operator or the Facilities; war; riots; earthquakes; public disturbances; epidemics; requirements, actions or failures to act or delays in acting on the part of Governmental Authorities; changes in Laws; accident; fire; or damage to, loss of right to or destruction of necessary facilities (such causes hereinafter called “Force Majeure”). Subject to the obligations set forth in Section 15.2, during the continuance of a Force Majeure event, Operator shall be relieved of any obligation to perform the affected Services, and no failure or delay in performance resulting therefrom shall constitute a breach of this Agreement or give rise to any liability under Article 13.

15.2 Operator Obligations. Within 48 hours of the Force Majeure that first prevents or delays performance of Operator under this Agreement provide the Owner with written notice of the Force Majeure and within 10 Days after the occurrence of an event of Force Majeure affecting Operator, Operator shall submit to Owner a report describing in as much detail as then possible: (a) the nature and causation of the event of Force Majeure; (b) the effects of the event of Force Majeure on the Facilities and on the ability of the Operator to operate, maintain and manage the Facilities; (c) the actions needed to be taken to overcome the effects of the Force Majeure and estimates of the costs entailed in and time required for overcoming the effects of the event of Force Majeure; (d) the extent to which Operator could continue to operate the Facilities and additional costs not included in or contemplated by the Approved Budget which would be incurred in so doing; and (e) any changes to this Agreement, the Approved Budget, or the manner of operating the Facilities which would be needed to provide for the orderly operation of the Facilities and administration of this Agreement during the continuation of the effects of the event of Force Majeure and/or after such effects have been overcome. Promptly following Owner’s receipt of said report, Owner and Operator shall negotiate in good faith and attempt to reach agreement on all such matters. Pending agreement on all such matters, Operator shall continue to operate, maintain and manage the Facilities to the extent possible within the constraints of this Agreement and the Approved Budget as existing immediately prior to the occurrence of the event of Force Majeure, but Operator shall not be obligated to assume any different or additional obligations or liabilities or to incur any expenses not provided for in the Approved Budget unless and until all such matters are agreed to and incorporated into this Agreement and/or the Approved Budget. The suspension of performance of Operator’s obligations shall be of no greater scope with respect to the obligation or work affected thereby and of no longer duration than is reasonably required by the Force Majeure, no liability of Operator which arose before the occurrence of the event causing the suspension of performance shall be excused as a result of the occurrence and Operator shall exercise reasonable efforts to mitigate or limit the duration, costs and schedule impacts arising from such Force Majeure and to mitigate the duration and costs arising from any suspension or delay in the performance of its obligations under this Agreement. Costs reasonably incurred by Operator as a result of a Force Majeure event shall be reimbursable in accordance with Article 5, to the extent not excluded by this Agreement. Nothing herein shall preclude Operator from taking such actions as Operator reasonably determines are necessary during a Force Majeure Event to protect the safety, system integrity and regulatory compliance of the Facilities or to address an Emergency condition, subject in each case to the approval and variance mechanics set forth in Section 3.2 and Section 5.2, as applicable, provided that such actions shall be subject to the provisions set forth in Section 5.2.

15.3 Termination for Extended Force Majeure. In the event that a Force Majeure event preventing performance of a Party continues in excess of 180 Days, then either Party shall have the right to terminate this Agreement by delivering written notice thereof to the other Party not less than 30 Days in advance of the termination date. If the Force Majeure Event continues at the end of such 30-Day period, then this Agreement shall terminate without further liability to either Party.

ARTICLE 16

NOTICES

16.1 Notices. Unless otherwise specified herein any notices required or permitted under this Agreement must be in writing and must be delivered to the recipient by hand delivery, first class mail, overnight courier, or electronic transmission, including electronic mail; and such notice is effective on receipt by the addressee.; provided, an electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices must be sent to or made at the addresses of the applicable Party as follows:

If to Operator:

Peninsula Pipeline Company, Inc.

208 Wildlight Avenue

Yulee, Florida 32097

Attention: Michael Cassel, Justin Stankiewicz and General Counsel

Email: [**]; [***]; [***]

If to Owner:

Florida Energy Pathway, LLC

c/o FEP Pipeline Holdings, LLC

 c/o NextEra Energy Resources, LLC

601 Travis St., Suite 1900

Houston, TX 77002

Attention: Christopher Snyder, Kyle Martin and General Counsel

Email: [***]; [***]; and [***]

Each Party may change such address by notice given to the other Party in the manner set forth above.

16.2 Communications. Wherever provision is made for the giving or issue of any notice, instruction, consent, approval, certificate or determination by any Person, unless otherwise specified such communication shall be in writing.

ARTICLE 17

DISPUTE RESOLUTION

17.1 Disputes. This Article 17 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of any provisions of this Agreement, and (b) the applicability of this Article 17 to a particular dispute. Any dispute to which this Article 17 applies is referred to herein as a “Dispute.” The provisions of this Article 17 shall be the exclusive method of resolving Disputes.

17.2 Negotiation to Resolve Disputes. If a Dispute arises, the Parties shall attempt to resolve such Dispute through the following procedure: first, a representative of the Operator and of Owner shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and second, if the Dispute is still unresolved after 20 Days following a written request or demand for negotiations described in Section 17.2, then the chief executive officer of the Parent of the Operator and the chief executive officer of the Parent of NEER shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute.

17.3 Litigation. If a Dispute is still unresolved following 10 Days after a written request or demand for negotiations described in Section 17.2, then either Party may submit such Dispute only to the Court of Chancery of the State of Delaware or, in the event that such Court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”) and each Party irrevocably submits to the exclusive jurisdiction of the Delaware Coutts. EACH PARTY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

17.4 WAIVER OF CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL ANY PARTY OR THEIR RESPECTIVE PARTNERS, JONT OWNERS, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES, OR ANY OF THEIR AFFILIATES, BE LIABLE HEREUNDER AT ANY TIME FOR EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES OF ANY OTHER PARTY, INCLUDING LOSS OF PROFIT, LOSS OF REVENUE OR ANY OTHER SPECIAL OR INCIDENTAL DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

ARTICLE 18

MISCELLANEOUS

18.1 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

18.2 Severability. If any provision of this Agreement or the application thereof to either Party or circumstance is held invalid or unenforceable to any extent, (i) the remainder of this Agreement and the application of that provision to the other Party or circumstances is not affected thereby, and (ii) the Parties shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Parties in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

18.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

18.4 Headings. Titles and headings of the Articles of this Agreement are for convenience of reference only and do not form a part of and shall not in any way affect the interpretation of this Agreement.

18.5 Exhibits and Schedules. All exhibits and attachments hereto are incorporated herein by this reference.

18.6 Amendment, Other Agreements. No modification or amendment of this Agreement shall be valid unless in writing and executed by both Parties to this Agreement. Nothing in this Agreement shall be construed as modifying or amending any other agreement to which Operator is a party and the performance or failure to perform its obligations under this Agreement shall not relieve Operator of its obligations under any other agreement, nor shall the performance or failure to perform its obligations under any other agreement relieve Operator of its obligations under this Agreement.

18.7 Successors and Assigns. Any assignment or other transfer of this Agreement by either Party without the prior written consent of the other Party shall be void and without force or effect; provided that, prior written consent of the other Party shall not be required with respect to assignment to a third party by Owner in exercise of its rights under Section 4.4. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns, to the extent that such assignment is permitted under this Section 18.6.

18.8 Waiver. The waiver of any breach of any term or condition hereof shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature,

18.9 Third Parties. Each of the Owner Indemnitees and Operator Indemnitees shall be a third party beneficiary of this Agreement for purposes of Articles 9, 13 and 14; otherwise, this Agreement and each and every provision hereof is for the exclusive benefit of the Parties and not for the benefit of any other Person.

18.10 Further Assurances. Operator and Owner agree to perform such further acts and execute and deliver any documents as may be required by, and which do not impose on either Operator or Owner any obligation or liability which is inconsistent with, in addition to, or in conflict with, any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

OWNER:

FLORIDA ENERGY PATHWAY, LLC

By:	/s/ Michael D. Cassel
Name:	Michael D. Cassel
Title:	Senior Vice President

OPERATOR:

PENINSULA PIPELINE COMPANY, INC.

By:	/s/ Jeffrey S. Sylvester
Name:	Jeffrey S. Sylvester
Title:	President and CFO

ATTACHMENT 1

DEFINITIONS/INTERPRETATION

1.0 Definitions. The following terms have the meanings indicated below.

Accounting Procedures means the procedures set forth in Exhibit B.

Affiliate means with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person; and (c) each entity that is under common Control with such Person; provided, with respect to a Party, an Affiliate shall include (i) a limited partnership or a Person Controlled by a limited partnership if the general partner of such limited partnership is Controlled by the Parent of such Party, or (ii) a limited liability company or a Person controlled by a limited liability company if the managing member of the limited liability company is Controlled by the Parent of such Party.

Approved Budget shall have the meaning set forth in Section 3.2(a).

Authorizations means licenses, certificates, permits, orders, approvals, determinations and authorizations from Governmental Authorities having valid jurisdiction.

Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.

Claim Notice shall have the meaning set forth in Section 4.4.

Claims shall have the meaning set forth in Section 13.1.

Code means the Internal Revenue Code of 1986, as amended.

Company Taxes shall have the meaning set forth in Section 6.1.

Change in Control means Chesapeake Utilities Corporation ceases to: (i) Control Operator or (b) beneficially own directly or indirectly more than fifty per cent (50%) of the voting membership interests of Operator.

Confidential Information shall have the meaning set forth in the Owner LLC Agreement.

Construction Agreement means each agreement entered into or proposed to be entered into by or on behalf of the Owner in connection with the Construction Obligations.

Construction Budget shall have the meaning set forth in the Owner LLC Agreement.

Construction Obligations means the obligations of contractors under Construction Agreements, including any obligations relating to the design, engineering, procurement (including equipment purchase and delivery), construction, commissioning and testing of the Facilities and related services such as surveying, mapping, right-of-way acquisition and environmental assessment.

Control, Controls or Controlled means the possession, directly or indirectly, through one or more intermediaries, of the following: (i) in the case of a corporation, 50% or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, general partnership or venture, the right to 25% or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, 50% or more of the beneficial interest therein; (iv) in the case of a

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limited partnership (A) the right to 25% or more of the distributions therefrom (including liquidating distributions), (B) where the general partner of such limited partnership is a corporation, ownership of 50% or more of the outstanding voting securities of such corporate general partner, (C) where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to 25% or more of the distributions (including liquidating distributions) from such general partner entity, and (D) where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under subclause (B) or (C) of this clause, or (v) in the case of any other entity, 50% or more of the economic or beneficial interest therein; or in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise predominant control over the management of the entity.

Costs shall have the meaning set forth in Section 3.2(a).

Cure Period shall have the meaning set forth in Section 8.2(b).

Day means a calendar day; provided, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

Delaware Courts shall have the meaning set forth in Section 17.3.

Direct Costs means the costs determined pursuant to Section 3.03 of Exhibit B.

Direct Costs Reimbursement Request shall have the meaning set forth in Section 5.3(a).

Dispute shall have the meaning set forth in Section 17.1.

Dissolution Event shall have the meaning set forth in the Owner LLC Agreement.

Effective Date means the date set forth in the preamble of this Agreement.

Emergency means an explosion, fire, storm or other emergency situation in which, subject to Section 5.2(a), Operator reasonably believes immediate action is necessary to prevent bodily injury or loss of life, damage to the environment or to property having a substantial monetary value or substantial importance to the operation, maintenance or ownership of the Facilities or which would render the Facilities incapable of continued operation.

Facilities shall have the meaning set forth in the Owner LLC Agreement.

Facilities Project shall have the meaning set forth in the Owner LLC Agreement.

FPSC means the Florida Public Service Commission or any Governmental Authority succeeding to the powers of such commission.

Force Majeure shall have the meaning set forth in Section 15.1.

Governmental Authority (or Governmental) means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; including the FPSC, any court or other judicial body; and any officer, official or other representative of any of the foregoing.

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Indemnitee shall have the meaning set forth in Section 13.3.

Indemnitor shall have the meaning set forth in Section 13.3.

In-Service Date means the date on which service first commences under the applicable tariff following satisfaction of all conditions precedent to such service, as confirmed by Operator in writing, and not any earlier date of mechanical completion, testing, energization, or commissioning.

Law means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

Lenders mean any Person providing financing to the Owner.

Major Authorization means all permits and authorizations that must be secured and are required for purposes of constructing, operating or maintaining the Facilities. Major Maintenance Agreement means each agreement entered into or proposed to be entered into by or on behalf of the Owner in connection with the Major Maintenance Obligations.

Major Maintenance Obligations means the obligations of contractors under Major Maintenance Agreements, including any obligations relating to the design, engineering, procurement (including equipment purchase and delivery), maintenance and testing of the Facilities entered into in respect of the period following the In-Service Date and related services. Management Committee shall have the meaning set forth in the Owner LLC Agreement.

Management Committee means the “management committee” as defined in the Owner LLC Agreement through which the Members act collectively to govern and manage the Owner.

Member shall have the meaning set forth in the Owner LLC Agreement.

Month means the period of time beginning on the first Day of a calendar month and ending at the same time on the first Day of the next succeeding calendar month.

NEER means FEP Pipeline Holdings, LLC, a Delaware limited liability company.

Operator Fee shall have the meaning set forth in Section 5.1(a).

NGTP means the Florida Natural Gas Transmission Pipeline Intrastate Regulatory Act, ss. 368.101-368.112, Florida Statutes.

Operator shall have the meaning set forth in the preamble of this Agreement.

Operator Indemnitees shall have the meaning set forth in Section 13.2.

Owner shall have the meaning set forth in the preamble of this Agreement.

Owner Indemnitees shall have the meaning set forth in Section 13.1.

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Owner LLC Agreement means that certain Limited Liability Company Agreement of Florida Energy Pathway, LLC dated as of the date hereof.

Owner Performance Notice shall have the meaning set forth in Section 4.4.

Parent means the Person that Controls a Party and that is not itself Controlled by any other Person.

Parent Decision Makers means the chief executive officer of the Parent of Operator and the chief executive officer of the Parent of NEER or such other Person at each company with authority to settle the matter at issue.

Party or Parties means any of the entities named in the preamble of this Agreement and any respective successors or permitted assigns in accordance with the provisions of this Agreement.

Person means a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

Pre-Completion Period means the period between the Effective Date and the In-Service Date.

Precedent Agreement means an agreement entered into by Operator on behalf of Owner with a prospective shipper of natural gas through the Facilities and/or any Facilities Project that involves the commitment by such shipper to pay demand charges in return for a firm transportation obligation on the part of Operator utilizing the Facilities, in each case subject to the satisfaction of one or more conditions precedent.

Prohibited Conduct means any action taken or not taken by Operator, any Affiliate of Operator, including an Affiliate acting as a subcontractor to Operator, or any employee or agent of Operator or any Affiliate of Operator in the performance of the Services that constitutes fraud, gross negligence or willful misconduct. For clarification purposes, the term “subcontractor” as used in the preceding sentence includes only subcontractors that are Affiliates of Operator and that are engaged by Operator or an Affiliate of Operator in connection with the performance of the Services, and does not include any contractor, vendor, supplier, or other Person who is a party to an agreement or contract with Owner as described in the first sentence of Section 7.3.

Project Agreement means each Construction Agreement, each Precedent Agreement, each Transportation Service Agreement, each Major Maintenance Agreement and each other agreement, contract or binding undertaking entered into or proposed to be entered into by or on behalf of Owner in connection with the Services that has a contract price or anticipated value that is greater than $500,000.00.

Project Schedule shall have the meaning set forth in Section 3.2(b).

Prudent Practices shall have the meaning set forth in Section 4.1(a).

PPC Construction Fee shall have the meaning set forth in Section 5.1(a).

PPC Operating Direct Costs shall have the meaning set forth in Section 5.1(a).

PPC Operating Fee shall have the meaning set forth in Section 5.1(a).

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Required Accounting Practices means the accounting rules and regulations, if any, at the time prescribed by the Governmental Authorities under the jurisdiction of which the Owner, as well as Operator, are at the time operating and, to the extent of matters not covered by such rules and regulations, generally accepted accounting principles as practiced in the United States at the time prevailing for companies engaged in a business similar to that of the Owner.

Services means the items set forth in Exhibit A.

Shippers means those Persons that have entered into a Transportation Service Agreement (or, where applicable, a Precedent Agreement relating thereto).

Third Party Claims means Claims asserted by Persons other than Owner Indemnitees or Operator Indemnitees.

Transition Services means the Services provided by Operator during the period specified in Section 8.4 of this Agreement and such other planning and implementation services reasonably necessary to effectively and efficiently transition the Facilities and Operator’s operational responsibilities under this Agreement to the successor operator, each as further described in Exhibit A.

Transportation Service Agreement means gas transportation service agreements by and between Owner’s designee, Operator, and Shippers for the transportation of natural gas through the Facilities.

Transportation Services means the receipt, transportation and delivery of natural gas by means of the Facilities,

Year means each 12 Month period beginning on the first Day of a calendar year and ending at the beginning of the first Day of the next calendar year; provided, the first Year hereunder shall begin on the Effective Date and shall end at the beginning of the first Day of the following calendar year, and further provided that the last Year shall end at the expiration or termination of this Agreement.

1.02 Interpretation. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles, Sections.

1.03 Exhibits refer to Articles, Sections and Exhibits of this Agreement; (c) references to agreements refer to such agreements as amended from time to time; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; (f) the term “includes”, or “including” means “including without limitation”; and (g) capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Owner LLC Agreement.

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Foley Comments 4/21/26

EXHIBIT A

SERVICES

[***]

A-1

EXHIBIT B

ACCOUNTING PROCEDURES

[***]

B-1

SCHEDULE 1

INITIAL PPC CONSTRUCTION FEE

[***]

SCHEDULE 2

INITIAL PPC OPERATING FEE

[***]

SCHEDULE 3

PROJECT SCHEDULE

[***]